Exhibit 99.1

PRESS RELEASE

EMCORE Corporation Announces Shareholder Approval of the Sale of Space Photovoltaics Business to an Affiliate of Veritas Capital

ALBUQUERQUE, New Mexico, December 5, 2014 - EMCORE Corporation (NASDAQ: EMKR) a leading provider of compound semiconductor-based components, subsystems, and systems for the fiber optics and space solar power industries, announces that, at a special meeting of EMCORE’s shareholders held today, shareholders approved the previously announced sale of substantially all of the assets primarily related to or used in EMCORE’s Space Photovoltaics business to SolAero Technologies Corp. (f/k/a Photon Acquisition Corporation), an affiliate of private equity firm Veritas Capital (“SolAero”), pursuant to the asset purchase agreement, dated as of September 17, 2014, as amended, by and between EMCORE and SolAero (the “Space Transaction”).

The Space Transaction is expected to close on or about December 10, 2014, subject to the satisfaction or waiver of the remaining conditions to closing.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the fiber optics and space solar power industries. EMCORE’s Fiber Optics business segment provides optical components, subsystems and systems for high- speed telecommunications, Cable Television (CATV) and Fiber-To-The-Premise (FTTP) networks, as well as products for satellite communications, video transport and specialty photonics technologies for defense and homeland security applications. EMCORE’s Space Photovoltaics business segment provides products for space-power applications including high-efficiency multi-junction solar cells, Coverglass Interconnected Cells (CICs) and complete satellite solar panels. For further information about EMCORE, visit http://www.EMCORE.com.

About Veritas Capital

Veritas Capital is a leading private equity firm that invests in companies that provide critical products and services to government and commercial customers worldwide including those operating in aerospace & defense, healthcare, technology, national security, communications, energy and education. Veritas seeks to create value by strategically transforming the companies in which it invests through organic and inorganic means. For more information on Veritas Capital and its current and past investments, visit www.veritascapital.com.

Forward-Looking Statements

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding the Space Transaction and the possibility of obtaining approvals or consents thereto. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to the likelihood of obtaining consents or waivers necessary to consummate the Space Transaction and other risks detailed in our filings with the SEC, including those detailed in EMCORE’s Annual Report on Form 10-K under the caption “Risk Factors,” as updated by EMCORE’s subsequent filings with the SEC, all of which are available at the SEC’s website at http://www.sec.gov. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this release or with respect to the announcements described herein.

Contact:

EMCORE Corporation
Mark Weinswig
Chief Financial Officer
(505) 332-5000
mark_weinswig@emcore.com

EMCORE Corporation
Joel Counter
Mgr., Corp. Marketing Communications
(626) 999-7017
media@emcore.com

Investor
TTC Group
Victor Allgeier
(646) 290-6400
vic@ttcominc.com